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Exhibit 4.3

PLEDGE AGREEMENT

    PLEDGE AGREEMENT, dated as of October 8, 2001 between Axys Pharmaceuticals, Inc., a Delaware corporation (the "Pledgor") and PE Corporation (NY), a New York corporation (the "Secured Party").

W I T N E S S E T H:

    WHEREAS, the Pledgor and the Secured Party are parties to a Secured Promissory Note and Agreement of even date herewith (as the same may be amended from time to time, the "Note and Agreement"); and

    WHEREAS, in order to induce the Secured Party to enter into the Note and Agreement, the Pledgor has agreed to grant a continuing security interest in and to the Collateral (as defined below) to the Secured Party, to secure its obligations under the Note and Agreement.

    NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Pledgor hereby agrees with the Secured Party, as follows:

    1.  Defined Terms. Unless otherwise defined herein, terms defined in the Note and Agreement and used herein shall have the meanings assigned to them in the Note and Agreement. In addition, the following terms shall have the following meanings:

    "Collateral" means the Pledged Stock and all Proceeds.

    "Collateral Account" means any account established to hold money Proceeds, maintained under the sole dominion and control of the Secured Party.

    "Lien" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien or other type of preferential arrangement.

    "Obligations" means the collective reference to the unpaid principal of and interest on the Note and all other obligations and liabilities of the Pledgor to the Secured Party (including, without limitation, interest accruing at the then applicable rate provided in the Note after the maturity of the Loans and interest accruing at the then applicable rate provided in the Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Pledgor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Note and Agreement and this Pledge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, costs, expenses or otherwise.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Pledge Agreement" means this Pledge Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

    "Pledged Stock" means the shares of capital stock listed on Schedule 1 hereto, together with all capital stock received upon exercise of any such options or rights of any nature whatsoever that may be issued or granted by the Secured Party to the Pledgor while this Pledge Agreement is in effect, in each case together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of such capital stock.

    "Proceeds" means all "proceeds" as such term is defined in Section 9-306(1) of the UCC on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock, collections thereon or distributions with respect thereto.

    "UCC" means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

    2.  Representations and Warranties. The Pledgor represents and warrants to the Secured Party as follows:

      (a) The Pledgor owns all of the Pledged Stock, free and clear of any Liens other than the security interests granted to the Secured Party hereunder. All of the Pledged Stock has been duly authorized and validly issued, and is fully paid and non-assessable, and is subject to no options to purchase or similar rights of any Person. The Pledgor is not and will not become a party to or otherwise bound by any agreement, other than this Pledge Agreement, which restricts in any manner the rights of any present or future holder of any of the Pledged Stock with respect thereto.

      (b) The Pledged Stock constitutes (i) all of the shares of capital stock issued by DNA Sciences, Inc. and its successors owned by the Pledgor as of the date hereof and (ii) all of the shares of capital stock issued by Discovery Partners International, Inc. and its successors owned by the Pledgor as of the date hereof, other than (A) the 6,682,500 shares of capital stock of Discovery Partners International, Inc. pledged by Pledgor under the First Supplemental Indenture, dated as of September 22, 2000, between Pledgor and U.S. Bank Trust National Association, as Trustee, with respect to Pledgor's 8% Senior Secured Convertible Notes due 2004 (the "First Supplemental Indenture"), (B) the 375,000 shares of capital stock of Discovery Partners International, Inc. reserved for transfer by Pledgor pursuant to the Pledgor's 1999 Key Personnel Stock Option Plan, (C) the 121,239 shares of capital stock of DNA Sciences, Inc. reserved for transfer by Pledgor pursuant to the Pledgor's 1999 Key Personnel Stock Option Plan and (D) the 221,790 shares of capital stock of DNA Sciences, Inc. held in escrow under the Escrow Agreement dated December 22, 2000 among DNA Sciences, Inc., William Newell and Fred Davenport as Stockholders' Agents, and State Street Bank and Trust Company of California, N.A. ("Escrow Agreement").

      (c) Upon the delivery of the certificates representing the Pledged Stock to the Secured Party in accordance with Section 3 hereof, the Secured Party will have valid and perfected security interests in the Collateral subject to no prior Lien. No recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Pledge Agreement or necessary for the validity or enforceability hereof or for the perfection or enforcement of the security interests granted to the Secured Party. Neither the Pledgor nor any of its subsidiaries has performed or will perform any acts which might prevent the Secured Party from enforcing any of the terms and conditions of this Pledge Agreement or which would limit the Secured Party in any such enforcement.

      (d) The chief executive office of the Pledgor is located at its address set forth in the Note. Under the UCC in effect in the state in which such office is located, no local filing is required to perfect a security interest in collateral consisting of general intangibles.

    3.  Grant of Security Interest; Pledge of Pledged Stock.

      (a) The Pledgor hereby grants to the Secured Party a first security interest in all of the Pledgor's right, title and interest in, to and under the Collateral, whether now existing or owned or hereafter acquired or arising, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the

  Obligations. This Pledge Agreement shall create a continuing security interest in the Collateral, which shall remain in effect until terminated in accordance with Section 8 hereof.

      (b) The Pledgor shall deliver all the Pledged Stock to the Secured Party, and, concurrently with the delivery to the Secured Party of each certificate representing one or more shares of Pledged Stock, the Pledgor shall deliver an undated stock power covering such certificate, duly executed in blank by the Pledgor with, if the Secured Party so requests, signature guaranteed.

    4.  Covenants. The Pledgor covenants and agrees with the Secured Party that, from and after the date of this Pledge Agreement until this Pledge Agreement is terminated and the security interests created hereby are released:

      (a) If the Pledgor shall (i) as a result of its ownership of the Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares of the Pledged Stock, or otherwise in respect thereof or (ii) acquire ownership of shares of capital stock upon the exercise of stock options, the Pledgor shall accept the same as the agent of the Secured Party, hold the same in trust for the Secured Party, and deliver the same forthwith to the Secured Party in the exact form received, together with an undated stock power covering such certificate duly executed in blank by the Pledgor and with, if the Secured Party so requests, signature guaranteed, to be held by the Secured Party, subject to the terms hereof, as additional collateral security for the Obligations.

      (b) Without the prior written consent of the Secured Party, the Pledgor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except for the security interests created by this Pledge Agreement or (iii) enter into any agreement or undertaking restricting the right or ability of the Pledgor or the Secured Party to sell, assign or transfer any of the Collateral.

      (c) The Pledgor shall maintain the security interest created by this Pledge Agreement as a first, perfected security interest and shall defend such security interest against claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Secured Party may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Secured Party, duly endorsed in a manner satisfactory to the Secured Party, to be held as Collateral pursuant to this Pledge Agreement.

      (d) The Pledgor shall pay, and save the Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Pledge Agreement.

    5.  Cash Dividends; Voting Rights. Unless an Event of Default shall have occurred and be continuing and the Secured Party shall have given notice to the Pledgor of the Secured Party's intent to exercise its corresponding rights pursuant to Section 6 below, the Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and to exercise all voting and corporate rights with respect to the Pledged Stock.

    6.  Remedies. If an Event of Default shall have occurred and be continuing, the Secured Party:

      (a) shall have the right to receive any and all cash dividends and other distributions paid in respect of the Pledged Stock and make application thereof to the Obligations in such order as the Secured Party may determine;

      (b) may apply all or any part of Proceeds held in any Collateral Account in payment of the Obligations in such order as the Secured Party may elect; and

      (c) may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Pledgor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby waived or released. The Secured Party shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Secured Party, to the payment in whole or in part of the Obligations, in such order as the Secured Party may elect, and only after such application and after the payment by the Secured Party of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the UCC, need the Secured Party account for the surplus, if any, to the Pledgor. To the extent permitted by applicable law, the Pledgor waives all claims, damages and demands it may acquire against the Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. The Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Secured Party to collect such deficiency.

    7.  Execution of Financing Statements. Pursuant to Section 9-402 of the UCC, the Pledgor authorizes the Secured Party to file financing statements with respect to the Collateral without the signature of the Pledgor in such form and in such filing offices as the Secured Party reasonably determines appropriate to perfect the security interests of the Secured Party under this Pledge Agreement. A carbon, photographic or other reproduction of this Pledge Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

    8.  Termination. Upon indefeasible payment and performance in full of all Obligations, this Pledge Agreement shall terminate and Secured Party shall promptly execute and deliver to the Pledgor such documents and instruments reasonably requested by the Pledgor as shall be necessary to evidence termination of all security interests given by the Pledgor to Secured Party hereunder; provided, however, that the obligations of the Pledgor under Section 9(a) hereof shall survive such termination.

    9.  General.

      (a) This Pledge Agreement shall become effective upon the Effective Date under the Note and Agreement. This Pledge Agreement shall have no force or effect prior to the Effective Date. In the event the Required Consent is not received prior to the earlier of (i) any Note Termination Event, (ii) any Event of Default, (iii) any termination of the Merger Agreement and (iv) the "Closing Date" under the Merger Agreement (as defined therein), this Pledge Agreement shall be void in all respects, the Secured Party shall promptly execute and deliver to the Pledgor such documents and instruments reasonably requested by the Pledgor as shall be necessary to evidence termination of any security interests deemed given by the Pledgor to Secured Party hereunder and neither Pledgor nor Secured Party shall have any further obligations with respect to this Pledge Agreement.

      (b) Pledgor agrees to pay on demand all reasonable costs and expenses of Secured Party, and the reasonable fees and disbursements of counsel, in connection with the enforcement or attempted enforcement of, and preservation of any rights or interests under, this Pledge Agreement, including in any out-of-court workout or other refinancing or restructuring or in any bankruptcy case, and the protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of Collateral. Any amounts payable to Secured Party pursuant to this Section 9(a) if not paid upon demand shall bear interest from the date of such demand until paid in full, at the rate of interest set forth herein in respect of principal outstanding hereunder.

      (c) If at any time any provision of this Pledge Agreement is or becomes illegal, invalid or unenforceable in any respect, neither the legality, validity nor enforceability of the remaining provisions shall in any way be affected or impaired thereby.

      (d) Any term, covenant, agreement or condition of this Pledge Agreement may be amended or waived if such amendment or waiver is in writing and is signed by Pledgor and the Secured Party. Any provision of this Pledge Agreement may also be waived by the Secured Party in writing. No failure or delay by the Secured Party in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy nor shall any single or partial exercise of any such right or remedy preclude any other further exercise thereof or of any other right or remedy. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

      (e) This Pledge Agreement shall be binding upon the successors and assigns of Pledgor and inure to the benefit of the Secured Party and its successors and assigns.

      (f)  Nothing expressed in or to be implied from this Pledge Agreement is intended to give, or shall be construed to give, any person or entity, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Pledge Agreement or under or by virtue of any provision herein.

      (g) The words "hereof," "herein," "hereunder" and similar words refer to this Pledge Agreement as a whole (including the Schedule attached hereto) and not to any particular provision of this Pledge Agreement.

      (h) Pledgor hereby waives presentment, demand, protest, notice of dishonor and all other notices, except as expressly provided herein, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

      (i)  This Pledge Agreement shall be construed in accordance with and governed by the laws of the State of New York.

      (j)  All notices, requests and demands to or upon the Secured Party or the Pledgor to be effective shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the address for notices provided in the Note and Agreement. The Secured Party and the Pledgor may change their addresses and transmission numbers for notices by notice in the manner provided in the Note and Agreement.

      (k) The section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

      (l)  This Pledge Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered as of the date first above written.

AXYS PHARMACEUTICALS, INC.
By:	/s/ PAUL J. HASTINGS

	Name:	Paul J. Hastings
	Title:	President, CEO and Director
PE CORPORATION (NY)
By:	/s/ THOMAS P. LIVINGSTON

	Name:	Thomas P. Livingston
	Title:	Secretary

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PLEDGE AGREEMENT
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